Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Exceeds Third-Quarter Revenue Expectations

TurboTax Online, QuickBooks Online Report Strong Customer Growth;
Company Raises Revenue Guidance

MOUNTAIN VIEW, Calif. - May 21, 2015 - Intuit Inc. (Nasdaq: INTU) announced financial results for the third quarter of fiscal 2015 and raised full-year revenue guidance. The company’s third quarter ended April 30.
     “We delivered a strong quarter, exceeding our company financial revenue target amidst another strong tax season and accelerating growth in our small business online ecosystem,” said Brad Smith, Intuit’s president and chief executive officer. “We achieved our goals in our tax business, increasing growth in the do-it-yourself software category, acquiring and retaining more customers and expanding our market share.
“Our small business online ecosystem continues to build momentum, with QuickBooks Online subscriber growth accelerating for the eighth consecutive quarter.
“With these strong results, we’ve increased our revenue outlook for the full year. Our performance continues to inspire our entire organization and sets us on a path to finish the year on a very strong note,” said Smith.
Financial Highlights
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

Intuit Reports Third Quarter Fiscal 2015 Earnings

Intuit:

•	Reported third-quarter revenue of $2.2 billion, above the company’s previously set guidance.

•	Grew U.S. TurboTax Online units 13 percent in the tax season and total U.S. TurboTax units 9 percent, excluding Free File Alliance.

•	Grew total QuickBooks Online subscribers by 55 percent.

•	Added more than 120,000 QuickBooks Online subscribers in the third quarter, ending with 965,000 paying subscribers worldwide.

•	Increased revenue guidance for fiscal 2015.
Business Segment Results
Small Business

•	Total Small Business segment revenue declined 5 percent for the quarter, in line with expectations and reflecting the changes in desktop offerings that resulted in ratable revenue recognition.

•	QuickBooks total paying customers grew 20 percent.

•	Small business online ecosystem revenue increased 20 percent, with customer acquisition continuing to drive growth.

•	Total QuickBooks Online subscribers grew 55 percent, accelerating for the eighth consecutive quarter.

◦	QuickBooks Online subscribers outside the U.S. increased approximately 140 percent, to just over 150,000.

◦	Ended with 15,000 QuickBooks Self-Employed subscribers, up from 5,000 last quarter.

•	Online Payments charge volume grew 19 percent, driven primarily by an increase in charge volume per customer.

•	Online Payroll customers grew 20 percent.

Intuit Reports Third Quarter Fiscal 2015 Earnings

Consumer and Professional Tax

•	Consumer Tax revenue grew 4 percent in the third quarter and 9 percent year to date.

•
ProTax revenue declined 61 percent, in line with expectations. As previously disclosed, revenue will shift to fiscal 2016 due to changes in current desktop offerings that will affect the timing of revenue recognition.

•	The company raised full-year guidance for Consumer Tax revenue, and now expects growth of 9 percent for the fiscal year, above the previous guidance range of 5 to 7 percent.

•
Due to a bill payment strategy shift in the Consumer Ecosystem Group, the company recorded a $263 million goodwill impairment charge. This charge impacted third-quarter GAAP operating income by $263 million and GAAP earnings per share by $0.93.

Snapshot of Third-quarter Results

GAAP				Non-GAAP
	Q3 FY '15	Q3 FY '14	Change	Q3 FY '15	Q3 FY '14	Change
Revenue	$2,194	$2,388	(8)%	$2,194	$2,388	(8)%
Operating Income	$906	$1,494	(39)%	$1,221	$1,556	(22)%
EPS	$1.78	$3.39	(47)%	$2.85	$3.53	(19)%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). Q3 FY15 results reflect the impact of changes to future desktop software offerings; revenue for those offerings is now recognized as services are delivered, rather than up front. Q3 FY15 GAAP results also include a $263 million impairment charge for goodwill in the company’s Consumer Ecosystem Group.

Intuit Reports Third Quarter Fiscal 2015 Earnings

Capital Allocation Summary

•	Ended the third quarter with approximately $2.1 billion in cash and investments.

•
Repurchased $568 million of shares of stock and received board approval for an additional $2 billion in buyback authorization. The company now has $2.6 billion remaining on its authorization and intends to be in the market each quarter.

•
Received board approval for a $0.25 dividend per share for the fiscal fourth quarter, payable on July 20. This represents a 32 percent increase versus last year and reflects the company’s large and growing cash position, as well as more recurring and predictable revenue streams.

Forward-looking Guidance
The company reiterated revenue guidance for the fourth quarter and raised revenue guidance for fiscal 2015.

For the fourth quarter of fiscal 2015, Intuit expects:

•	Revenue of $720 million to $745 million.

•	GAAP operating loss of $120 million to $140 million.

•	Non-GAAP operating loss of $25 million to $45 million.

•	GAAP loss per share of $0.34 to $0.36.

•	Non-GAAP loss per share of $0.10 to $0.12.
For fiscal year 2015, Intuit expects:

•	Revenue of $4.395 billion to $4.420 billion, versus previous guidance of $4.275 billion to $4.375 billion.

•	GAAP operating income of $555 million to $575 million, versus previous guidance of $800 million to $830 million.

•	Non-GAAP operating income of $1.120 billion to $1.140 billion, versus previous guidance of $1.110 billion to $1.140 billion.

Intuit Reports Third Quarter Fiscal 2015 Earnings

•	GAAP diluted EPS of $0.88 to $0.90, versus previous guidance of $1.70 to $1.75.
Non-GAAP diluted EPS of $2.50 to $2.52, versus previous guidance of $2.45 to $2.50.

•	QuickBooks Online subscribers of 1 million to 1.025 million, versus previous guidance of 975,000 to 1 million.

Conference Call and Replay Information
Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-348-8108 in the United States or 908-982-4619 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events/default.aspx. Prepared remarks for the call will be available on Intuit’s Investor Relations website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1656287.
The audio webcast will remain available on Intuit’s website for one week after the conference call.

About Intuit Inc.
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
            Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.
            Founded in 1983, Intuit had revenue of $4.5 billion in its fiscal year 2014. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

Intuit Reports Third Quarter Fiscal 2015 Earnings

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2015 and beyond; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reporting segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; related publicity regarding such fraudulent activity could cause customers to lose confidence in using our software and adversely impact our results; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue

Intuit Reports Third Quarter Fiscal 2015 Earnings

opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2014 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of May 21, 2015 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2015	April 30, 2014	April 30, 2015	April 30, 2014
Net revenue:
Product	$447	$735	$878	$1,251
Service and other	1,747	1,653	2,796	2,541
Total net revenue	2,194	2,388	3,674	3,792
Costs and expenses:
Cost of revenue:
Cost of product revenue	35	34	113	108
Cost of service and other revenue	173	130	457	363
Amortization of acquired technology	11	6	30	18
Selling and marketing	448	412	1,105	1,022
Research and development	217	186	617	548
General and administrative	135	121	377	348
Amortization of other acquired intangible assets	6	5	18	14
Goodwill impairment charge	263	—	263	—
Total costs and expenses [A]	1,288	894	2,980	2,421
Operating income from continuing operations	906	1,494	694	1,371
Interest expense	(7)	(8)	(21)	(24)
Interest and other income, net	1	3	3	8
Income before income taxes	900	1,489	676	1,355
Income tax provision [B]	399	505	325	465
Net income from continuing operations	501	984	351	890
Net income from discontinued operations [C]	—	—	—	46
Net income	$501	$984	$351	$936

Basic net income per share from continuing operations	$1.81	$3.47	$1.24	$3.12
Basic net income per share from discontinued operations	—	—	—	0.16
Basic net income per share	$1.81	$3.47	$1.24	$3.28
Shares used in basic per share calculations	277	284	282	285

Diluted net income per share from continuing operations	$1.78	$3.39	$1.22	$3.06
Diluted net income per share from discontinued operations	—	—	—	0.16
Diluted net income per share	$1.78	$3.39	$1.22	$3.22
Shares used in diluted per share calculations	282	290	288	291

Cash dividends declared per common share	$0.25	$0.19	$0.75	$0.57
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating loss from continuing operations for the periods shown.

	Three Months Ended		Nine Months Ended
(in millions)	April 30, 2015	April 30, 2014	April 30, 2015	April 30, 2014
Cost of revenue	$2	$2	$6	$6
Selling and marketing	19	13	55	44
Research and development	20	16	60	46
General and administrative	21	18	63	52
Total share-based compensation expense	$62	$49	$184	$148

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

In December 2014 the Tax Increase Prevention Act of 2014 was signed into law. The Act includes a reinstatement of the federal research and experimentation credit through December 31, 2014 that was retroactive to January 1, 2014. We recorded a discrete tax benefit of approximately $11 million for the retroactive effect during the second quarter of fiscal 2015.
Our effective tax rates for the three and nine months ended April 30, 2015 were approximately 44% and 48%. Excluding discrete tax items primarily related to the goodwill impairment charge, our effective tax rate for the three months ended April 30, 2015 was approximately 36% and did not differ significantly from the federal statutory rate of 35%. Excluding discrete tax items primarily related to the goodwill impairment charge and the reinstatement of the federal research and experimentation credit, our effective tax rate for the nine months ended April 30, 2015 was approximately 36% and did not differ significantly from the federal statutory rate of 35%.
Our effective tax rate for the three and nine months ended April 30, 2014 was approximately 34% and did not differ significantly from the federal statutory rate of 35%.
[C] On August 1, 2013 we completed the sale of our Intuit Financial Services (IFS) business for approximately $1.025 billion in cash. We recorded a gain on the disposal of IFS of approximately $36 million, net of income taxes, in the first quarter of fiscal 2014.
On August 19, 2013 we completed the sale of our Intuit Health business for cash consideration that was not significant and recorded a loss on disposal that was offset by a related income tax benefit of approximately $14 million, resulting in a net gain on disposal of approximately $10 million in the first quarter of fiscal 2014.
We have reclassified our statements of operations for all periods presented to reflect these two businesses as discontinued operations. Because the cash flows of our IFS and Intuit Health discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses from continuing operations on our statements of cash flows.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2015
					Nine Months Ended
	Q1	Q2	Q3	Q4	April 30, 2015
GAAP operating income (loss) from continuing operations	$(114)	$(98)	$906		$694
Amortization of acquired technology	10	9	11		30
Amortization of other acquired intangible assets	6	6	6		18
Professional fees for business combinations	1	2	3		6
Goodwill impairment charge	—	—	263		263
Gain on sale of long-lived assets	—	—	(30)		(30)
Share-based compensation expense	61	61	62		184
Non-GAAP operating income (loss) from continuing operations	$(36)	$(20)	$1,221	$—	$1,165

GAAP net income (loss)	$(84)	$(66)	$501		$351
Amortization of acquired technology	10	9	11		30
Amortization of other acquired intangible assets	6	6	6		18
Professional fees for business combinations	1	2	3		6
Goodwill impairment charge	—	—	263		263
Gain on sale of long-lived assets	—	—	(30)		(30)
Share-based compensation expense	61	61	62		184
Net (gain) loss on debt securities and other investments	1	—	3		4
Income tax effects and adjustments	(23)	(28)	(15)		(66)
Non-GAAP net income (loss)	$(28)	$(16)	$804	$—	$760

GAAP diluted net income (loss) per share	$(0.29)	$(0.23)	$1.78		$1.22
Amortization of acquired technology	0.04	0.03	0.04		0.11
Amortization of other acquired intangible assets	0.02	0.02	0.02		0.06
Professional fees for business combinations	—	0.01	0.01		0.02
Goodwill impairment charge	—	—	0.93		0.91
Gain on sale of long-lived assets	—	—	(0.11)		(0.10)
Share-based compensation expense	0.21	0.21	0.22		0.64
Net (gain) loss on debt securities and other investments	—	—	0.01		0.01
Income tax effects and adjustments	(0.08)	(0.10)	(0.05)		(0.23)
Non-GAAP diluted net income (loss) per share	$(0.10)	$(0.06)	$2.85	$—	$2.64

Shares used in diluted per share calculation	286	285	282		288

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2014
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss) from continuing operations	$(77)	$(46)	$1,494	$(57)	$1,314
Amortization of acquired technology	6	6	6	8	26
Amortization of other acquired intangible assets	4	5	5	6	20
Professional fees for business combinations	—	—	2	5	7
Share-based compensation expense	47	52	49	56	204
Non-GAAP operating income (loss) from continuing operations	$(20)	$17	$1,556	$18	$1,571

GAAP net income (loss)	$(11)	$(37)	$984	$(29)	$907
Amortization of acquired technology	6	6	6	8	26
Amortization of other acquired intangible assets	4	5	5	6	20
Professional fees for business combinations	—	—	2	5	7
Share-based compensation expense	47	52	49	56	204
Net (gain) loss on debt securities and other investments	(2)	1	1	(21)	(21)
Income tax effects and adjustments	(14)	(20)	(23)	(16)	(73)
Net income from discontinued operations	(46)	—	—	—	(46)
Non-GAAP net income (loss)	$(16)	$7	$1,024	$9	$1,024

GAAP diluted net income (loss) per share	$(0.04)	$(0.13)	$3.39	$(0.10)	$3.12
Amortization of acquired technology	0.02	0.02	0.02	0.03	0.09
Amortization of other acquired intangible assets	0.01	0.02	0.02	0.02	0.07
Professional fees for business combinations	—	—	0.01	0.02	0.02
Share-based compensation expense	0.16	0.18	0.17	0.19	0.70
Net (gain) loss on debt securities and other investments	—	—	—	(0.07)	(0.07)
Income tax effects and adjustments	(0.05)	(0.07)	(0.08)	(0.06)	(0.25)
Net income from discontinued operations	(0.16)	—	—	—	(0.16)
Non-GAAP diluted net income (loss) per share	$(0.06)	$0.02	$3.53	$0.03	$3.52

Shares used in diluted per share calculation	288	284	290	290	291

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

When reported on August 21, 2014, fourth quarter results included an accrual for a loss contingency that was resolved before we filed our fiscal 2014 Form 10-K. We have adjusted our fiscal fourth quarter and full-year 2014 operating income and earnings per share accordingly, resulting in a GAAP and non-GAAP operating income increase of approximately $16 million, and a GAAP and non-GAAP earnings per share increase of approximately $0.03.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30, 2015	July 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,193	$849
Investments	891	1,065
Accounts receivable, net	210	134
Income taxes receivable	8	35
Deferred income taxes	135	133
Prepaid expenses and other current assets	100	116
Current assets before funds held for customers	2,537	2,332
Funds held for customers	330	289
Total current assets	2,867	2,621

Long-term investments	32	31
Property and equipment, net	671	606
Goodwill	1,432	1,635
Acquired intangible assets, net	183	199
Other assets	110	109
Total assets	$5,295	$5,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$286	$161
Accrued compensation and related liabilities	249	278
Deferred revenue	796	526
Income taxes payable	230	6
Other current liabilities	235	161
Current liabilities before customer fund deposits	1,796	1,132
Customer fund deposits	330	289
Total current liabilities	2,126	1,421

Long-term debt	499	499
Long-term deferred revenue	145	10
Other long-term obligations	204	193
Total liabilities	2,974	2,123

Stockholders’ equity	2,321	3,078
Total liabilities and stockholders’ equity	$5,295	$5,201

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	April 30, 2015	April 30, 2014
Cash flows from operating activities:
Net income	$351	$936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	115	110
Amortization of acquired intangible assets	55	37
Goodwill impairment charge	263	—
Share-based compensation expense	184	148
Pre-tax gain on sale of discontinued operations	—	(40)
Deferred income taxes	(3)	62
Tax benefit from share-based compensation plans	51	52
Excess tax benefit from share-based compensation plans	(51)	(52)
Other	(3)	16
Total adjustments	611	333
Changes in operating assets and liabilities:
Accounts receivable	(76)	(148)
Income taxes receivable	27	60
Prepaid expenses and other assets	18	(18)
Accounts payable	125	56
Accrued compensation and related liabilities	(29)	(18)
Deferred revenue	407	(9)
Income taxes payable	224	275
Other liabilities	64	63
Total changes in operating assets and liabilities	760	261
Net cash provided by operating activities	1,722	1,530
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(785)	(917)
Sales of available-for-sale debt securities	534	218
Maturities of available-for-sale debt securities	406	318
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(41)	(38)
Net change in customer fund deposits	41	38
Purchases of property and equipment	(183)	(121)
Acquisitions of businesses, net of cash acquired	(95)	(90)
Proceeds from divestiture of businesses	—	1,025
Other	28	(14)
Net cash provided by (used in) investing activities	(95)	419
Cash flows from financing activities:
Net proceeds from issuance of stock under employee stock plans	129	161
Cash paid for purchases of treasury stock	(1,234)	(1,425)
Dividends and dividend rights paid	(212)	(165)
Excess tax benefit from share-based compensation plans	51	52
Net cash used in financing activities	(1,266)	(1,377)
Effect of exchange rates on cash and cash equivalents	(17)	(7)
Net increase in cash and cash equivalents	344	565
Cash and cash equivalents at beginning of period	849	1,009
Cash and cash equivalents at end of period	$1,193	$1,574

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending July 31, 2015
Revenue	$720	$745	$—		$720	$745
Operating loss	$(140)	$(120)	$95	[a]	$(45)	$(25)
Diluted loss per share	$(0.36)	$(0.34)	$0.24	[b]	$(0.12)	$(0.10)

Twelve Months Ending July 31, 2015
Revenue	$4,395	$4,420	$—		$4,395	$4,420
Operating income	$555	$575	$565	[c]	$1,120	$1,140
Diluted earnings per share	$0.88	$0.90	$1.62	[d]	$2.50	$2.52
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $79 million; amortization of acquired technology of approximately $10 million; and amortization of other acquired intangible assets of approximately $6 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $262 million; amortization of acquired technology of approximately $40 million; amortization of other acquired intangible assets of approximately $24 million; a goodwill impairment charge of approximately $263 million; a gain on sale of long-lived assets of approximately $30 million; and professional fees for business combinations of approximately $6 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated May 21, 2015 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill to its estimated fair value.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. During fiscal 2014, we excluded from our non-GAAP financial measures the income tax effects of the non-GAAP pre-tax adjustments described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes were reflected on a forecasted basis in our non-GAAP financial measures. This was consistent with how we were evaluating our operating results and planning, forecasting, and evaluating future periods during that fiscal year.
During fiscal 2015, we began using a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.